EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces Record Fourth Quarter and Full Year 2015 Financial Results

Company Expects Continued Acceleration in Biopharma Advertising Growth in 2016

New York, NY (February 23, 2016)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced fourth quarter and full year financial results for 2015.

“We are pleased to report record revenue and earnings for the fourth quarter and full year 2015,” said David Schlanger, Chief Executive Officer, WebMD. “In 2015, we delivered meaningful experiences for our users, measurable results for our customers and further strengthened both our brands and our # 1 standing among consumers and healthcare professionals.”

Financial Highlights

For the three months ended December 31, 2015:

•	Revenue was $192.1 million, compared to $162.7 million in the prior year period, an increase of 18%. Advertising and sponsorship revenue was $158.3 million compared to $127.0 million in the prior year period. Private portal services revenue was $27.2 million compared to $28.6 million in the prior year period. Information services revenue was $6.6 million compared to $7.1 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 40% to $67.4 million, or 35% of revenue, compared to $48.1 million, or 30% of revenue, in the prior year period.

•	Net income was $27.5 million or $0.60 per diluted share, compared to $16.3 million, or $0.38 per diluted share in the prior year period.

For the year ended December 31, 2015:

•	Revenue was $636.4 million compared to $580.4 million in the prior year period, an increase of 10%. Advertising and sponsorship revenue was $499.0 million compared to $454.0 million in the prior year. Private portal services revenue was $110.4 million compared to $103.2 million in the prior year. Information services revenue was $26.9 million compared to $23.3 million in the prior year.

•	Adjusted EBITDA increased 22% to $193.2 million, or 30% of revenue, compared to $158.6 million, or 27% of revenue, in the prior year.

•	Net income was $64.0 million or $1.48 per diluted share compared to $42.1 million or $1.00 per diluted share in the prior year.

Traffic Highlights

Traffic to the WebMD Health Network during the fourth quarter of 2015 reached an average of 201 million unique users per month generating 3.97 billion page views for the quarter, increases of 6% and 7%, respectively, from the prior year period.

Balance Sheet Highlights

As of December 31, 2015, WebMD had: approximately $641 million in cash and cash equivalents; $803 million in aggregate principal amount of convertible notes outstanding; and approximately 37.7 million shares of its common stock outstanding (including approximately 0.8 million unvested shares of restricted stock).

As of December 31, 2015, approximately $34 million remained available for repurchases under WebMD’s stock repurchase program. Under its stock repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Financial Guidance

Today WebMD issued financial guidance for the first quarter and full year 2016.

Mr. Schlanger continued, “The biopharma environment remains healthy and we expect to further accelerate revenue growth in this important customer segment in 2016.”

For the full year ending December 31, 2016, WebMD expects:

•	Revenue to be approximately $685 million to $705 million, an increase of 8% to 11% from the prior year.

o	$549 million to $567 million of revenue is expected to be from advertising and sponsorship, an increase of 10% to 14% from the prior year. Growth in advertising and sponsorship is expected to be driven by growth in revenue from biopharma customers of approximately 13% to 17%.

o	$109 million to $110 million of revenue is expected to be from private portals services, compared to $110.4 million in 2015.

o	$27 million to $28 million of revenue is expected to be from information services, compared to $26.9 million in 2015.

•	Adjusted EBITDA to be approximately $219 million to $230 million, an increase of 13% to 19% from the prior year. Adjusted EBITDA, as a percentage of revenue, to be approximately 32% to 33%, compared to 30% in the prior year.

•	Net income to be approximately $79 million to $89 million, or $1.75 to $1.90 per diluted share, compared to $64 million, or $1.48 per diluted share, in 2015.

For the first quarter of 2016, WebMD expects:

•	Revenue to be approximately $154.5 million to $157.5 million, an increase of 8% to 10% from the prior year period.

•	Adjusted EBITDA to be approximately $43.5 million to $45.5 million, an increase of approximately 12% to 17% from the prior year period.

•	Net income to be approximately $13.2 million to $14.7 million.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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